Exhibit 5.1

February 22, 2024
C4 Therapeutics, Inc.
490 Arsenal Way, Suite 120
Watertown, MA 02472
Re: Securities Being Registered under Registration Statement on Form S-8
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to (i) an aggregate of 3,628,030 shares (the “Plan Shares”) of Common Stock, $0.0001 par value per share (“Common Stock”), of C4 Therapeutics, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2020 Stock Option and Incentive Plan and 2020 Employee Stock Purchase Plan (collectively, the “Plans”) and (ii) 351,000 shares of Common Stock of the Company (the “Awards Shares” and, together with the Plan Shares, the “Shares”), that may be issued pursuant to the Inducement Stock Option Agreements, between the Company and certain of its employees, for awards granted on July 10, 2023 and July 17, 2023 (collectively, the “Awards”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans and the Awards, will be validly issued, fully paid and nonassessable.
This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/S/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP